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10.23(c)

                              AMENDMENT NUMBER TWO
                                     TO THE
                           MILLENNIUM CHEMICALS INC.
                       ANNUAL PERFORMANCE INCENTIVE PLAN

          WHEREAS, Millennium Chemicals Inc. (the "Company") maintains the Millennium Chemicals Inc. Annual Performance Incentive Plan, effective as of October 1, 1996 (the "Plan");

          WHEREAS, pursuant to Section 10 of the Plan, the Board of Directors of the Company (the "Board") reserves the right to amend the Plan; and

          WHEREAS, the Board desires to amend the Plan;

          NOW, THEREFORE, effective as of January 1, 1998, the Plan is amended as follows:

          1. Section 6.4 of the Plan is restated in it entirety as follows:

     The Performance Awards will be paid as soon as administratively feasible after the Plan Year in which they are earned, but not before the Committee certifies in writing that the Performance Goals specified (except to the extent permitted under Code Section 163(m) and provided in Section 7 with regard to death, disability, or Change in Control of the Company or certain other termination situations) pursuant to subsection 6.2 were, in fact, satisfied. The committee shall use its best efforts to make a determination with regard to satisfaction of Performance Goals withing two and one-half (2 1/2) months after the end of each Plan Year. Notwithstanding the foregoing, the Committee may, in its sole discretion, defer the payment of all or a portion of a Performance Award payable for any Plan Year and such deferred amount (the "Deferred Amount") shall be payable at such time or times established by the Committee and shall be subjected to such forfeiture conditions, if any, as established by the Committee. Except as otherwise provided hereinafter, in no event shall such Deferred Amount increase (between the date as of which the Deferred Amount is credited to the Participant pursuant to this Section 6.4 until the actual payment date) by a measuring factor for each fiscal year greater than the interest rate on thirty (30) year Treasury Bonds on the first business day of such fiscal year compounded annually. The




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     Committee may in its sole discretion permit any Participant to elect to defer all or a portion of any Deferred Amount under the Millennium Chemicals Inc. Salary and Bonus Deferral Plan (the "Deferral Plan") pursuant to the terms of the Deferral Plan, in lieu of being increased as provided in the above sentence; provided, however, that any amount deferred under the Deferral Plan shall continue to be subject to the forfeiture provisions of the Plan.

          2. In all other respects, the Plan is hereby ratified and confirmed.

          IN WITNESS WHEREOF, this amendment has been executed the 23rd day of January, 1998.



                                                       MILLENNIUM CHEMICALS INC.

                                                       By: [ILLEGIBLE]